Exhibit 99.1

FOR IMMEDIATE RELEASE December 30, 2013	NEWS NYSE MKT: GORO

GOLD RESOURCE CORPORATION CHAIRMAN WILLIAM REID TO RETIRE; VICE CHAIRMAN BILL CONRAD NAMED SUCCESSOR

COLORADO SPRINGS – December 30, 2013 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) announced today that Mr. William (Bill) Reid, Chairman of the Company’s Board of Directors, will retire his post effective December 31, 2013. The Company’s Vice Chairman, Mr. Bill Conrad, was unanimously selected by the Board of Directors to succeed Bill Reid as Chairman of the Board. Gold Resource Corporation is a gold and silver producer with operations in the southern state of Oaxaca, Mexico. The Company has returned over $92 million to shareholders in monthly dividends since declaring production July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

Mr. Bill Reid’s retirement from the Board of Directors marks a major milestone in his three decades-plus career in the mining industry. The Company congratulates Mr. Reid on his retirement decision and thanks him for his vision and his dedicated service since the Company’s inception. Mr. Reid, along with his brother David Reid, the Company’s former VP of Exploration who retired earlier this year, worked tirelessly to create and build Gold Resource Corporation from a start-up junior explorer into the gold and silver producer it has become today.

Bill Conrad, the Company’s longest tenured independent director, having served since 2006, will take over the Chairman role for Gold Resource Corporation. From 1990 until December 2012, Mr. Conrad served as Vice-President of MCM Capital Management, Inc., a privately-held financial and management consulting firm he co-founded. Mr. Conrad also serves as a director of Synergy Resources Corporation.

In connection with the retirement of Mr. Reid, the Board has determined it will reduce the number of members to its current number of four, with three of these four seats held by independent directors, for the foreseeable future.

“I am very proud of Gold Resource Corporation and the team of professionals we have put in place, and I believe the Company is unique in its approach to the industry,” stated Mr. Bill Reid. “I am very pleased we built this Company from scratch into a precious metal producer of gold and silver distributing meaningful dividends to its shareholders. And, I am confident in the ability of Jason Reid, Bill Conrad and our team to continue to build value for the shareholders of Gold Resource.”

“Bill Reid, along with his brother David Reid, sustained long careers in this challenging mining business, surviving the difficult times and prospering during good times of this cyclical industry,” stated Gold Resource Corporation’s Chairman, Mr. Bill Conrad. “Bill has left a legacy of multiple deposit discoveries and mine building to his name. We wish Bill well as he turns to the next chapter in his life and are pleased that he plans to consult for us as we search for and evaluate potential future mining projects.”

Gold Resource Corporation’s CEO and President, Mr. Jason Reid stated, “I would like to congratulate Mr. Conrad on his promotion to Chairman of the Board and look forward to working with him in his new capacity.”

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 53,779,369 shares outstanding, no warrants and no debt. Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com